Filed Pursuant to Rule 433

Registration No. 333-199594

October 27, 2015

Pricing Term Sheet

The Procter & Gamble Company

€1,250,000,000 1.125% Notes due 2023

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€1,250,000,000

Maturity Date:	November 2, 2023

Coupon (Interest Rate):	1.125%

Price to Public (Issue Price):	99.970% of principal amount

Yield to Maturity:	1.129%

Spread to reference Government security:	+97.2 basis points

Reference Government security:	DBR 2.000% due August 15, 2023

Reference Government security yield/price:	0.157% / 114.265%

Mid-swap rate:	0.609%

Spread to mid-swap rate:	+ 52 basis points

Interest Payment Date:	November 2, commencing November 2, 2016

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 15 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	October 27, 2015

Settlement Date:	November 2, 2015 (T+4)

Common Code:	131431830

ISIN:	XS1314318301

CUSIP:	742718 EL9

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Deutsche Bank AG, London Branch
HSBC Bank plc
Morgan Stanley & Co. International plc

Senior Co-Managers:	Citigroup Global Markets Limited
Goldman, Sachs & Co.
J.P. Morgan Securities PLC

Co-Managers:	Barclays Bank PLC
Merrill Lynch International
Mitsubishi UFJ Securities International PLC
RBC Europe Limited
Banco Bilbao Vizcaya Argentaria, S.A.
Credit Suisse Securities (Europe) Limited
ING Bank N.V. Belgian Branch
Fifth Third Securities, Inc.
PNC Capital Markets LLC
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities International Limited

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch at 1-800-503-4611, HSBC Bank plc (toll free) at 1-866-811-8049 or Morgan Stanley & Co. International plc at 1-866-718-1649.

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